Exhibit 10.5

SUBLEASE AGREEMENT

(1700 E. 68th Ave., Denver, CO)

THIS SUBLEASE AGREEMENT (the “Sublease”), dated effective as of the 13th day of July, 2021, is made by and between NEWAGE, INC., a Washington corporation f/k/a New Age Beverages Corporation (the “Sublessor”), whose address is 2420 17th Street, Suite 2200, Denver, CO 80202 and CENTRAL BAG & BURLAP CO., a Colorado corporation (the “Sublessee”), whose address is 5601 N. Logan Street, Denver, co 80216.

WHEREAS, Sublessor as tenant (the “Tenant”) entered into that certain Lease of Space (Office/Warehouse) with Vision 68th, LLC, a Colorado limited liability company (the “Landlord”) which commenced on April 3, 2017 (“Lease”), for approximately 82,394 square feet of space (the “Premises”) which comprises the entirety of the building located at 1700 East 68th Avenue, Denver, CO 80229 (the “Building”). The Premises are more fully depicted and/or described in the Lease. All capitalized terms used but not separately defined herein shall have the meanings set forth in the Lease; and

WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to sublease from Sublessor the entirety of Premises (the “Sublease Premises”) for the operation of Sublessee’s packaging materials distribution business on the terms and conditions set forth below.

NOW THEREFORE, for and in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Sublease Premises. Subject to and in accordance with the terms hereof, Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, the Sublease Premises on the terms and conditions hereof Except as otherwise specifically provided in the Landlord Consent to Sublease (Exhibit A hereto) (“Landlord Consent”), Sublessee shall use the Sublease Premises subject to and strictly in accordance with the terms and provisions of the Lease and this Sublease, and Sublessee shall not take or fail to take any action that would constitute a breach of any of the terms and provisions of the Lease.

2. Term. The term of this Sublease shall commence upon master Landlord’s consent to this Sublease as reflected in the Landlord Consent (the “Commencement Date”) and shall continue until April 29, 2027 (the “Term”). Sublessee agrees it shall indemnify and save Sublessor harmless from and against all damages, costs, claims, loss or liability resulting from delay by Sublessee in surrendering the Sublease Premises upon the expiration or sooner termination of the Term, including, without limitation, any claims made by any succeeding subtenant or the Landlord founded on such delay. Such obligation shall survive the expiration or sooner termination of the Term with respect to the Sublease Premises.

3. Base Rent; Additional Rent. Sublessee agrees to pay to Landlord on Sublessor’s behalf the following base rent (“Base Rent”) per month in advance on the first day of each month during the Term:

Period	Monthly Base Rent
Commencement Date - 11/30/2021	$0
12/1/2021 - 11/30/2022	$27,121.36
12/1/2022 - 11/30/2023	$29,181.21
12/1/2023 - 11/30/2024	$30,211.13
12/1/2024 - 11/30/2025	$31,241.06
12/1/2025 - 11/30/2026	$32,270.98
12/1/2026 - 4/29/2027	$33,300.91

Sublessee shall pay the first months’ Base Rent with its execution of this Sublease. Base Rent for any period during the Term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Base Rent shall be payable in lawful money of the United States to Landlord on Sublessor’s behalf, at Landlord’s address set forth on the Summary of Basic Lease Terms attached to the Lease, or to such other persons or other places as Landlord may designate by notice to Sublessor and Sublessee. Sublessee shall also pay (or reimburse) Landlord, on Sublessor’s behalf, for all Additional Rent (as defined and applied under Section 4.5 of the Lease) and Monthly Deposits (as defined and applied under Section 4.7 of the Lease) applicable to the Sublease Premises during the Term within thirty (30) days after receipt of an invoice and reasonable supporting documentation from either Sublessor or master Landlord, which obligation shall expressly survive the expiration or sooner termination of the Term, unless such termination was caused by Landlord’s termination of the master Lease due to Sublessor’s default thereunder. Sublessor shall use its best efforts to give prompt written notice to Sublessee, of each payment of Base Rent, Additional Rent or Monthly Deposits, made directly by Sublessor to Landlord under the Lease, such notice to be sent to Sublessee by email at the following address: Elly@centralbag.com and Dovid@centralbag.com.

4. Security Deposit. Sublessee shall provide Sublessor a security deposit of $40,891 which is an amount equal to one month’s average of Base Rent ($30,315) plus taxes and the insurance portion of Additional Rent ($10,337). The security deposit shall be retained by Sublessor and may be applied by Sublessor, to the extent necessary, to pay and cover any loss, cost, damage or expense, including reasonable attorneys’ fees sustained by Sublessor by reason of the failure of Sublessee to comply with any provision, covenant or agreement of Sublessee contained in this Sublease Agreement. To the extent not necessary to cover such loss, cost, damage or expense, the security deposit, without any interest thereon, shall be returned to Sublessee within thirty (30) days after the expiration of the Term or as may be otherwise provided by law.

5. Condition of the Sublease Premises; Ongoing Maintenance; HVAC. Sublessor warrants to Sublessee that as of the Commencement Date the HVAC, plumbing, electrical, and glass window and door components of the Sublease Premises are in a good working condition (“Sublessor’s Warranty”). If any component of Sublessor’s Warranty breaks down during the period of 180 days after the Commencement Date (which is not caused by the acts or omissions of Sublessee or its agents, employees, contractors or invitees), then Sublessor shall either repair such item at its sole cost and expense, or cause the master Landlord to repair such item to the extent required under the Lease. Subject to this Sublessor’s Warranty, Sublessee accepts the Sublease Premises in its “as is” condition and acknowledges and agrees that (i) Sublessee has inspected the Sublease Premises and is familiar and comfortable with all aspects of its present condition, (ii) the Sublease Premises is adequate to meet its needs, (iii) Sublessor has made no representation or warranty with respect to the Sublease Premises or the suitability of the Sublease Premises for the conduct of Sublessee’s business, (iv) Sublessor has no obligation to provide Sublessee with any allowance, abatement or reimbursement to demise the Sublease Premises or make any other alterations or improvements to the Sublease Premises, and (v) Sublessor shall have no responsibility for, and shall assume no liability for, the condition of the Sublease Premises upon delivery of same to Sublessee.

As between Sublessee and Sublessor (and except as expressly provided to the contrary in this Sublease), Sublessee shall be solely responsible for all maintenance, repair and replacement of the Sublease Premises during the Term consistent with the terms and conditions of the Lease (including but not limited to Section 7.3 thereof). The master Landlord is obligated to perform certain maintenance, repair and replacement with respect to the structural elements of the Building and the roof (under Section 7.4 of the Lease). Sublessor agrees (after notice from Sublessee of the need for a specific repair or replacement to the structural elements of the Building) to use all commercially reasonable efforts to cause the master Landlord to timely and properly discharge its maintenance, repair and replacement obligations under the Lease.

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Notwithstanding the foregoing, in the event that the HVAC unit(s) serving the Sublease Premises breakdown during the Term and reasonable repair: (i) is not commercially viable and replacement is warranted; and (ii) the Landlord is not obligated to perform the repair or replacement under the terms of the Lease, then in such limited instance Sublessee shall replace the HVAC unit(s) serving the Sublease Premises (after consultation and agreement with Sublessor on the need for replacement, and the type and cost of said replacement unit(s)) and Sublessor shall reimburse Sublessee for the unamortized portion of such capital expense (with respect to the balance of the Term of this Lease, as extended) over the reasonable life of such expenditure in accordance with such reasonable life and amortization schedules as shall be reasonably determined by Sublessee in consultation with Sublessor.

6. Use. Sublessee may utilize the Sublease Premises as part of its packaging materials distribution business, but such use shall be subject to and in accordance with every applicable statute, law, by-law, rule, regulation, permit, ordinance and order applicable to the Building or the use therein (the “Applicable Laws”), as well as insurance underwriting requirements applicable to any of Landlord’s, Sublessor’s and/or Sublessee’s insurance policies applicable to the Sublease Premises, and the terms and provisions of the Lease and this Sublease. In no event shall Sublessee bring any products, materials or other property or equipment in the Sublease Premises which (a) which are prohibited under the Lease or this Sublease (except as otherwise expressly provided in the Landlord Consent), or (b) would exceed the load bearing capacity of the floor of the Sublease Premises. Sublessor warrants and represents that there are no underwriting requirements under its insurance policies applicable to the Sublease Premises, that none are anticipated, and that it will promptly notify Sublessee if any such requirements are imposed in the future. Sublessor acknowledges and agrees that notwithstanding anything to the contrary contained in Section 8.2 of the master Lease, Sublessee may sell and distribute packaging materials to customers in the cannabis industry.

7. Utilities. Sublessee shall be responsible for the cost of all utilities used at the Sublease Premises in accordance with the Lease. At the earliest practicable opportunity, Sublessor shall use its best efforts to arrange for Xcel Energy, Denver Water and any other utility providers to bill Sublessee directly for such utilities, and until such time, Sublessor shall immediately submit all invoices it receives for such utilities to Sublessee for payment.

8. Insurance.

A. Sublessee shall maintain during the Term, at its own cost and expense, the policies of insurance required of the tenant under the Lease.

B. Upon final execution of this Sublease, Sublessee shall deliver to Sublessor certificates of the required insurance and thereafter copies of renewals as required and the certificate shall provide that thirty (30) days notice shall be given to Sublessor in the event of cancellation or non-renewal of the policy. All such policies shall name Sublessor and Landlord, and any other party in interest designated by Sublessor, as an additional insured.

C. The required certificates of insurance shall state that these policies are endorsed to indicate that the policies are primary, without right of contribution from any insurance which may be carried by Sublessor.

D. Landlord, by giving Landlord’s consent to the Sublease, and Sublessee (and Sublessor), hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property to the extent that such loss or damage is insured by an insurance policy actually maintained by such party, or required to be in effect at the time of such loss or damage whether under the Lease or this Sublease. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

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9. Compliance with Applicable Laws and Rules; Prohibition Against Liens.

A. Sublessee shall, at Sublessee’s expense, comply with all Applicable Laws and environmental statutes, ordinances, rules, regulations, orders of any federal, state or municipal government in effect at any time during the Term, restrictions of record, and requirements in effect during the Term or any part of the Term hereof regulating the use by Sublessee of the Sublease Premises. Sublessee shall not use or permit the use of the Sublease Premises in any manner that will tend to create waste or a nuisance.

B. Sublessee will not take any action which could result in a lien being imposed on the Sublease Premises by the state or federal government under any environmental statute. Furthermore, Sublessee shall not generate, store or dispose of any hazardous, toxic or regulated waste, materials or substances on or at the Sublease Premises or the Property without Sublessor’s prior written consent, which consent may be withheld in Sublessor’s sole and unlimited discretion. Notwithstanding the foregoing, Sublessee may utilize the Sublease Premises for the storage and distribution of janitorial and cleaning supplies, sanitizers and disinfectants suitable for ordinary home, office, food service, hospitality, health care or industrial use.

C. Sublessee shall comply with all reasonable rules and regulations imposed by the master Landlord regarding the use and occupancy of the Sublease Premises. Sublessor warrants and represents that as of the Effective Date, the only such rules and regulations are those set forth in Exhibit C of the Lease.

10. Indemnification by Sublessee. Sublessee agrees to indemnify, defend (with counsel reasonably approved by Sublessor), and save Landlord, Sublessor and the members, managers, directors, officers, shareholders, trustees, employees, and agents of each harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest, or losses, including reasonable attorneys’ and paralegals’ fees and expenses (and including, without limitation, any such fees and expenses incurred in enforcing this Indemnity or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly from or in connection with (i) the acts or omissions of Sublessee or its agents, contractors or employees; (ii) Sublessee’s breach of the obligations, representations and warranties herein contained; or (iii) any occurrence in, upon or at the Sublease Premises during the Term (unless caused by the gross negligence or willful misconduct of Sublessor); (iv) any obligation Sublessor may have to indemnify Landlord under the Lease, to the extent related to the Sublease Premises and/or the acts or omissions of Sublessee, its agents, contractors, suppliers, employees or customers; or (v) the presence, suspected presence, release, or suspected release of any regulated, hazardous or toxic substances, materials or wastes or any other contaminants (“Hazardous Materials”) in or into the air, soil, groundwater, or surface water at, on, about, under, or within the Sublease Premises, or any portion thereof as a result of any act or omission of the Sublessee or its agents, contractors or employees, or which have migrated from the Sublease Premises as a result of any act or omission of the Sublessee or its agents, contractors or employees. In the event Sublessor and/or Landlord shall pay or incur or be found liable for payment of any such Costs, Sublessee shall pay to Sublessor and/or Landlord the total of all such Costs reasonably and actually incurred by Sublessor or Landlord promptly upon demand therefor by Sublessor and/or Landlord. In addition to the foregoing, Sublessor may perform for the account of Sublessee any obligation of Sublessee under this Sublease which Sublessee has failed to perform, the cost of which shall be deemed rent and shall be payable by Sublessee to Sublessor on demand.

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11. Indemnification by Sublessor. Sublessor agrees to indemnify, defend (with counsel reasonably approved by Sublessee), and save Sublessee, its members, managers, directors, officers, shareholders, trustees, employees, and agents, harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest, or losses, including reasonable attorneys’ and paralegals’ fees and expenses (and including, without limitation, any such fees and expenses incurred in enforcing this Indemnity or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly from or in connection with (i) the acts or omissions of Sublessor or its agents, contractors or employees; (ii) Sublessor’s breach of the obligations, representations and warranties under the master Lease or this Sublease; or (iii) any occurrence in, upon or at the Sublease Premises caused by the acts or omissions of Sublessor or its agents, contractors or employees); or (iv) the presence, suspected presence, release, or suspected release of any regulated, hazardous or toxic substances, materials or wastes or any other contaminants (“Hazardous Materials”) in or into the air, soil, groundwater, or surface water at, on, about, under, or within the Sublease Premises, or any portion thereof as a result of any act or omission of the Sublessor or its agents, contractors or employees, or which have migrated from the Sublease Premises as a result of any act or omission of the Sublessor or its agents, contractors or employees. In the event Sublessee shall pay or incur or be found liable for payment of any such Costs, Sublessor shall pay to Sublessee the total of all such Costs reasonably and actually incurred by Sublessee promptly upon demand therefor by Sublessee. In addition to the foregoing, Sublessee may perform for the account of Sublessor any obligation of Sublessor under this Sublease which Sublessor has failed to perform, the cost of which shall be payable by Sublessor to Sublessee on demand. Upon the commencement of the Term hereof, Sublessor shall deposit the sum of$275,000 in good funds (the “Escrow Deposit”) in escrow with Sublessee’s counsel, Carl H. Tessler, P.C. (“Escrow Agent”), under written instructions providing that (a) in the absence of a default by Sublessor, one-sixth (1/6) of the Escrow Deposit will be released to Sublessor at the end of April each year of the Term, and (b) upon termination of the Lease by the Landlord due to a default by Sublessor, Escrow Agent shall immediately release the remaining Escrow Deposit to Sublessee, unless such default was caused by Sublessee’s non-payment or non-performance under this Sublease.

12. Alterations and Signage. Subject to obtaining any required consent of master Landlord under the Lease (including Sections 8.10 and 8.12) Sublessor acknowledges Sublessee’s intent to install exterior signage on the Building, new lighting in the Sublease Premises, and to renovate and upgrade the office and warehouse portions of the Sublease Premises at Sublessee’s sole cost and expense. Except as set forth above, Sublessee shall not alter, modify, add to or change all or any part of the Sublease Premises and shall not undertake any construction in the Sublease Premises, change or alter existing systems or installations, nor affix or attach any signage, fixtures or improvements to the Sublease Premises either prior to or during the Term, without first receiving the prior written approval of Sublessor hereunder and the master Landlord as required under the Lease. Any such alterations, signage or improvements as may be approved by Sublessor may be required to be removed, in whole or in part, at the expiration of the Term. Sublessor acknowledges its receipt and approval of Sublessee’s proposed alterations and improvements as described on Exhibit B annexed hereto and made a part hereof, and waives any requirement of formal drawings, plans, specifications or as-builts that might otherwise apply under Section 8.12 of the master Lease.

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13. Conduct of Business/ Maintenance/ Access.

A.	Sublessee shall conduct its business in the Sublease Premises in a manner consistent with comparable businesses in the Denver metropolitan area, perform all maintenance, repairs and replacements to the Sublease Premises required to be performed by the Tenant under the Lease, repair all damage to the Sublease Premises caused by Sublessee, its agents, employees, contractors and invitees, abide by the terms and provisions of the Lease (including without limitation all reasonable rules and regulations of Landlord applicable to the Sublease Premises) and abide by all reasonable rules and regulations, if any, existing or established by Landlord from time to time. Sublessee, at its expense, hereby assumes sole responsibility for obtaining, keeping effective and remaining in compliance with all licenses, permits and approvals necessary to allow the lawful operation of the business described in Section 6 hereof, and shall otherwise comply with all Applicable Laws concerning such operation and with the requirements of Landlord’s and Sublessor’s insurance carriers, if any. Sublessor warrants and represents that its insurance carriers have imposed no such requirements, that none are anticipated, and that it will promptly notify Sublessee if any such requirements are imposed in the future.

B.	Sublessor shall have the right to enter the Sublease Premises at any time without prior notice: (i) to perform any repair or replacement required of it under this Sublease (and to inspect such items it is obligated to maintain, repair or replace hereunder); and (ii) in the event of emergency involving imminent threat to person or property. Except as set forth above, Sublessor will not access the Sublease Premises during the Term without coordinating such access with Sublessee at least one (1) business day in advance.

14. Expiration or Termination/Surrender and Holdover.

A. Expiration or Termination: Sublessee understands and agrees that upon Sublessee’s breach of its obligations under this Sublease, Sublessee’s rights under this Sublease (including all rights to use the Sublease Premises) may be terminated at any time by Sublessor, upon prior written notice to Sublessee, and Sublessee’s failure to cure such breach within three (3) business days in the case of non-payment of Base Rent or other sums due hereunder, or within twenty (20) days for non-monetary defaults.

B. Surrender: Upon expiration of the Term, or sooner termination of this Sublease, Sublessee shall immediately remove all persons and items of its property including, but not limited to signage, from the Sublease Premises and shall vacate the Sublease Premises and at such time deliver the Sublease Premises to Sublessor in the condition which Sublessor is required under the Lease to deliver the Sublease Premises to Landlord upon the expiration or sooner termination of the Term of the Lease, but in no event in a condition which is less than the condition of the Sublease Premises when possession of the Sublease Premises was delivered to Sublessee, reasonable wear and tear excepted. In the event Sublessee shall not remove its property from the Sublease Premises upon the expiration or sooner termination of the Term, then such property shall be deemed abandoned by Sublessee and Sublessor may enter the Sublease Premises and either sell or use such property for its own purposes or remove, dispose of and/or store the same, all at Sublessee’s expense and without liability to Sublessor.

C. Holdover: In the event that Sublessee fails to surrender the Sublease Premises or any portion thereof in the condition required under this Sublease, upon the expiration or earlier termination hereof, then, in addition to Sublessor’s other rights and remedies, and in addition to Sublessee’s obligation to indemnify Sublessor as set forth herein, until such surrender is accomplished and/or such defect(s) in the Sublease Premises’ condition shall be corrected, Sublessee shall be obligated to pay on a per diem basis an amount equal to 200% of the monthly rent payable hereunder and shall remain liable for all other obligations and liabilities imposed on Sublessor under this Sublease. No holding-over by Sublessee, nor the payment to Sublessor of the amounts specified above, shall operate to extend the Term of this Sublease with respect to the Sublease Premises. Nothing herein contained shall be deemed to permit Sublessee to retain possession of the Sublease Premises after the expiration or sooner termination of the Term, and no acceptance by Sublessor of payments from Sublessee after the expiration or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Sublessee in accordance with the provisions of this Section 14.

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D. The obligations and liabilities of Sublessee pursuant to this Section 14 shall survive the expiration or sooner termination of the Term of this Sublease.

15. Events of Default/Remedies. In the event that Sublessee shall default in the performance, keeping, or observance of any covenant, condition or undertaking to be performed, kept, or observed by Sublessee hereunder and fails to cure such default on or before twenty (20) days (three (3) days in the case of non-payment of Base Rent or other sums due to Sublessor) following the receipt of written notice of such default by Sublessor to Sublessee, Sublessor shall have all remedies as described in the master Lease, or Sublessor may terminate this Sublease and repossess the Sublease Premises or Sublessor may exercise any and all rights as provided under the law of the State where the Sublease Premises are located.

16. Assignment/Subletting: Sublessee may not assign this Sublease or its rights under this Sublease or sublease the Sublease Premises or any part thereof without the reasonable prior written consent of the Sublessor and the prior consent of master Landlord, which consent may be given or withheld by master Landlord as set forth in the Lease. Sublessor acknowledges that Sublessee is a family-owned business, and agrees that notwithstanding anything to the contrary contained in the Lease, intrafamily transfers of ownership interests in Sublessee, irrespective of the percentage involved, or changes in the management or board membership of the Sublessee, shall not constitute a “Transfer” within the meaning of Section 8.6 of the Lease, nor shall the transfer of a controlling interest in Sublessee to one or more non-family members (or an entity controlled by non-family members), constitute a “Transfer” under Section 8.6 of the Lease, so long as the transferee(s) has/have substantially equal or greater financial strength than Sublessee.

17. Sublessee’s Compliance With Lease Provisions.

A. This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in the Lease. A true, correct and complete copy of the Lease, has been delivered to, and reviewed by, Sublessee and is annexed hereto and made a part hereof as Exhibit C.

B. Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as Tenant pursuant to the Lease, with respect to the Sublease Premises (except for the obligation to pay rent in addition to the rent required hereunder) used by Sublessor, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Lease to be terminated. Notwithstanding the foregoing, and except as otherwise expressly provided in Sections 14(A) and 15 above, the grace periods specified in the Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by five (5) days.

C. Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Lease on the part of Landlord to be performed. In the event Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Lease on its part to be performed, and except as otherwise specifically provided in Section 5 above, Sublessor shall be under no obligation or liability whatsoever to Sublessee. Notwithstanding the forgoing, Sublessor shall exercise commercially reasonable efforts to obtain the performance of Landlord under the Lease. Sublessee shall not be allowed any abatement or diminution of the rent or other monetary obligations under this Sublease because of Landlord’s failure to perform any of its obligations under the Lease.

D. This Sublease is at all times subject and subordinate to the Lease. Except as otherwise expressly provided in Section 5 above, Sublessor does not assume the obligations of Landlord under the Lease nor shall Sublessor be liable to Sublessee for Landlord’s failure to perform its obligations under the Lease.

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E. Landlord Consents. Notwithstanding any provision of this Sublease to the contrary, whenever the consent or approval of Sublessor and Landlord is required for a particular act, event or transaction (a) any such consent or approval by Sublessor will be subject to the consent or approval of Landlord, and (b) should Landlord refuse to grant such consent or approval, under all circumstances, Sublessor will be released from any obligation to grant its consent or approval.

F. Conflicting Terms. If this Sublease purports to convey any right to Sublessee that Sublessor does not have the right to convey or that conflicts with the terms of the Lease, the provision granting such right shall be unenforceable. Sublessee agrees that it will not exercise or attempt to exercise any right granted herein that would conflict with the rights of Landlord under the Lease or cause a default under the Lease. Sublessee acknowledges that it has reviewed the Lease. Sublessee shall, within ten (10) business days following demand therefor execute, acknowledge and deliver any and all instruments reasonably requested to evidence the subordination of this Sublease to the Lease.

G. Termination of Lease. If the Lease terminates at anytime during the Term of this Sublease, then this Sublease shall automatically terminate without any liability on the part of either Sublessor or Sublessee (except as otherwise expressly provided herein).

H. Third Party Beneficiary. Sublessor and Sublessee acknowledge and agree that Landlord is a third-party beneficiary of this Sublease.

18. Attorneys’ Fees. If Sublessor or Sublessee brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, following all appeals, shall be entitled to his reasonable costs and attorneys’ fees to be paid by the losing party.

19. OFAC. Sublessee represents and warrants that (i) neither Sublessee nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) Sublessee’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (iii) throughout the Term Sublessee shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.

20. Brokers. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease except for Cushman & Wakefield, as Sublessee’s agent, and Unique Properties, as Sublessor’s agent (the “Brokers”). Sublessor shall be responsible for any commissions or fees due the Brokers pursuant to a separate written agreement. In the event any other broker claims to be entitled to any commission or fee, the party against whom any such claim is made covenants to pay, hold harmless, and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expenses, or liabilities for any compensation, commissions, and charges claimed by such broker or other agent.

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21. No Option to Renew. In accordance with Section 2(d) of the Addendum to Lease of Space dated April 3, 2017, Sublessor, as Tenant under the Lease, has an option to extend the Lease Term for two (2) successive five (5) year periods. Such option, however, is personal to Sublessor and automatically terminates in the event of any “Transfer by Tenant” under the Lease. As such, Sublessor cannot grant Sublessee an option to renew this Sublease. If Sublessee has not committed a default (beyond any applicable notice and cure period) at any time during the Term, Sublessee may have direct negotiations with the Landlord to enter into a new lease agreement.

22. Additional Provisions.

A. Notice. If at any time after the execution of this Sublease, it shall become necessary or convenient for one of the parties hereto to serve any notice, demand or communication upon the other party, such notice, demand or communication shall be in writing signed by the party serving the same, deposited in the registered or certified United States mail, return receipt requested, postage prepaid, or by prepaid air courier service, and sent to the recipient’s address set forth at the beginning of this Sublease, or such other address as may be designated by the recipient by notice given in accordance with this Section 22. Any notice so given shall be deemed effective upon receipt.

B. Governing Law. This Sublease shall be governed by the laws of the state where the Sublease Premises are located. Any dispute arising hereunder shall be determined in a court of competent jurisdiction in the county and state where the Sublease Premises are located. The parties will endeavor in good faith to resolve any such dispute by negotiation or mediation before resorting to litigation.

C. Successors and Assigns. Subject to the limitations on assignment in Section 16 above, all covenants, promises, conditions, representations and agreements herein contained shall be binding upon, apply and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

D. Estoppels and SNDAs. Sublessee shall deliver such estoppel certificates, subordination and attornment agreements and other like documents and agreements with respect to the Sublease Premises to the same extent, and at the same time and in the same manner, that Sublessor is required to do so with respect to the Sublease Premises.

E. Costs of Obtaining Landlord Consent. Sublessor shall be solely responsible for any costs, fees or expenses due or payable to master Landlord in obtaining its consent to this Sublease including but not limited to those costs and expenses set forth in Section 8.16 of the Lease.

F. Counterparts. This Sublease may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Sublease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

G. Mutual Authority. Each party warrants and represents to the other that (i) it has obtained all necessary approvals and is otherwise fully authorized to enter into and perform under this Sublease and (ii) this Sublease is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

H. Authority of Signatories. By their signatures below, the signatory for each of the parties warrants and represents that he has been duly authorized by his principal to execute this Sublease on its behalf and to bind said principal to the terms set forth herein.

9

IN WITNESS WHEREOF, the undersigned have executed this Sublease Agreement as of the date and year first above written.

(SUBLESSEE)		(SUBLESSOR)

CENTRAL BAG & BURLAP CO.,		NEWAGE, INC., a Washington corporation
a Colorado corporation		f/k/a New Age Beverages Corporation

By:	/s/ David Zussman	By:	/s/ Brent D. Willis
	David Zussman, CEO		Brent D. Willis, CEO